UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2019

DANIELS CORPORATE ADVISORY COMPANY, INC.

(Exact name of registrant as specified in its charter)

NEVADA                333-169128  04-3866724

(State or other jurisdiction Of incorporation)                      (Commission File Number)   (IRS Employer Identification No.)

Parker Towers, 104-60, Queens Boulevard, 12 th Floor

Forest Hills, New York 11375

(Address of principal executive offices)

(347) 242 - 3148

  Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

¨Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)  ¨Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)  ¨Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))  ¨Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Daniels Corporate Advisory Co. Inc.

                            Announces Senior Management Additions and Initial Expansion Plans.

New York, New York.

April 2, 2019.

Arthur Viola, Chairman & CEO of Daniels Corporate Advisory Co. Inc. announces senior management appointments of experienced and talented executives for Daniels (The Parent) and its subsidiary, Payless Truckers, Inc.

Mr. Viola is quoted as saying: "I am happy to announce that we now have the quality talent necessary to move forward with the build-out of our premier subsidiary, Payless Truckers, Inc.  These men were handpicked because of their "team player" spirit, their ability to do an excellent job in their specialties and because their presence should attract similar high-level outside talent.  We are currently searching for additional outside talent for outside independent directorships -  one of the major qualitative requirements necessary to satisfy the listing committee of a major Stock Exchange.  Meeting the quantitative and qualitative requirements for listing needs to be achieved simultaneously.  We are not sure of the timing, we do contemplate 12 - 18 months; however unknowns could play a part and add to that timing.

Daniels Corporate Advisory Co. Inc. - Senior Management Appointments.

Nicholas Viola - President

Nick was a key technology professional who spent his entire career in analytics for an Electric Testing Laboratory. He provided the the mathematical  necessary to evaluate operating models of major National Brands in Heating & Refrigeration.   After retiring - and after many years of following and analyzing mini /micro company investments in the stock market, - , now as a professional investor,  he continues to use his analytical insights in the review of a candidate's financial strength and recommendations for action.

As newly-appointed President of Daniels ("DCAC"), Nick will be providing his  talents to the oversight management of projects and will aid in the administration / direction of the Parent and its subsidiary companies.

Nick is the brother, of Chairman & CEO, Arthur Viola.

Keith L. Voigts - Chief Financial Officer

Keith is a seasoned financial officer/executive of private and public entities and a retired partner of KPMG International.  Throughout his career he has contributed to fast-growing companies by creating building blocks for hyper-growth.  He has demonstrated people / interactive skills at the highest levels of Corporate American and with financial service providers. He is highly-experienced in SEC Reporting skills, budgeting and planning, both short and long-term.

Payless Truckers, Inc. Subsidiary - Senior Management Appointments

The key Payless Subsidiary Executives - working with the Senior Oversight Management Team of the Parent - are top business executives in the entrepreneurial arena. The combined Operating/Oversight teams of both companies will work together to accelerate growth.

David Paysse:  Chief Operations Officer

He possesses Operational and Senior Executive Management experience in the Transportation Industry through his profitable 22 year old wholesaler / maintenance provider for top brand heavy duty trucks all over North America.

David has a history of successful business ventures.  He is proficient in areas of current-management, turnaround and creation of new concept social media marketing.

The "rent to own" segment of Payless Truckers, Inc. will benefit from David's participation;  Credit programs for all credit types will be offered as well as Nationwide Motor, Trans and Rear End Warranties that are free for our independent driver/clients.

Mr. Paysse will be running the daily operations of Payless Truckers with senior oversight advisory management from our Chairman and Parent Company's CEO, Arthur Viola.

Thomas Normand - President of Payless Truckers, Inc.

Thomas Normand has been appointed President of Payless Truckers, Inc. and commissioned to build a sales force. He has transformed the sales and leasing model making it simpler and more cost effective to service customers through an expanded, nationwide warranty coverage, initially at hub centers.

Thomas headed a team that delivered over 40 trucks per month on a consecutive basis at a wholesale dealership.  He is an expert in negotiating and locking down the customer commitment.

Thomas possesses top management skills in the management of technicians as well as sales professionals.  He has managed sales specialties include selling cash trucks, rental, leasing, service.   His technical expertise management includes oversight on hand-picked specialists with extensive experience in heavy haul extendable hydraulic trailers, flat bed, drop, step decks, dry 53’, refrigerated 53’ trailer trailers.  His team is expert in oil field trucks / equipment, long haul sleeper trucks, heavy construction / multi axle dump trucks and in exporting of large numbers of trucks to developing nations.

April 1, 2019

                                                                                                         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGNATURES DANIELS CORPORATE ADVISORY COMPANY, INC.

Dated: April 1, 2019	By:	/s/
Arthur Viola
Chief Executive Officer, Secretary & Sole Director. (Principal Executive Officer)